Exhibit 4.2

GRIFFIN INDUSTRIAL MARYLAND, INC.

ARTICLES OF AMENDMENT

Griffin Industrial Maryland, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Article II of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Griffin Industrial Realty, Inc.

SECOND:  The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD:  These Articles of Amendment shall become effective at 12:05 p.m., Eastern Time, on December 30, 2020.

FOURTH:  The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and Chief Executive Officer and attested by its Secretary this 30th day of December 2020.

ATTEST:	GRIFFIN INDUSTRIAL MARYLAND, INC.

/s/ Anthony J. Galici	By:	/s/ Michael S. Gamzon
Name: Anthony J. Galici		Name: Michael S. Gamzon
Title: Secretary		Title: President and Chief Executive Officer